Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 14, 1997, with respect to the audited consolidated financial statements of Network Imaging Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission, and included in the Registration Statement (Form S-1 dated on or about September 30, 1997) and related Prospectus of Network Imaging Corporation for the registration of 10,000,000 shares of its Common Stock.


/S/ Ernst & Young LLP
Vienna, Virginia
September 25, 1997